INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES SECOND QUARTER 2019 RESULTS, ADDITIONAL EQUITY COMMITMENT AND OTHER POTENTIAL FINANCING AND SALE TRANSACTIONS

Indianapolis, IN - August 14, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Awarded $491 million of new contracts, including projects across all segments

•	Backlog increased from $2.2 billion at March 31, 2019 to $2.6 billion at June 30, 2019

•	Revenue increased 88% year-over-year to $328.0 million

•
Gross margin was 9.6%, compared to the 9.7% gross margin in the second quarter of 2018. Gross margin would have been 10.0% for the second quarter of 2019, excluding the impact of substantially completed 2018 weather-impacted projects

•
Successfully completed a $50 million capital raise of newly designated Series B Preferred Stock and warrants to purchase common stock, and a $5 million sale and leaseback transaction, using the proceeds to reduce borrowings under the credit facility and improve liquidity

•	Expect to achieve the higher-end of full-year 2019 revenue guidance range of $1.0 billion to $1.2 billion

•	Reiterate full-year 2019 Adjusted EBITDA guidance of $90 to $110 million

Issuance of Additional Series B Preferred Stock

Equity Commitment Agreement

On August 13, 2019, the Company entered into an Equity Commitment Agreement (the “Equity Commitment Agreement”) among the Company, funds managed by the Private Equity Group of Ares Management Corporation (NYSE:ARES) (“Ares”), a leading global alternative asset manager, and funds managed by Oaktree Capital Management (solely for the limited purposes set forth therein) (“Oaktree”). Pursuant to the Equity Commitment Agreement, the Company agreed to issue and sell 50,000 shares of Series B Preferred Stock (with amended terms, as compared to the terms of the existing Series B Preferred Stock) and 900,000 warrants to purchase common stock (“Warrants”) to Ares for an aggregate purchase price of $50.0 million (the “Tranche One Transaction”). Consummation of the Tranche One Transaction is subject to a number of conditions; however, funding is expected to occur within 12 business days. In addition, Ares will have the right to designate an additional member of the Company’s Board following September 13, 2019, subject to the consummation of the Tranche One Transaction and certain other conditions.

Non-Binding Indicative Term Sheet

On August 13, 2019, the Company also entered into a non-binding indicative term sheet with Ares (the “Term Sheet”) providing for, among other things:

•
the sale to Ares and a third party not yet identified of an additional 110,000 shares of Series B Preferred Stock and 4,600,000 Warrants for an aggregate purchase price of $110.0 million, 60% of which will be purchased by Ares and 40% of which will be purchased by a third party not yet identified;

•
either the purchase by Ares of all issued and outstanding Series A Preferred Stock at a 10% discount to its liquidation preference and subsequent conversion of the acquired shares to Series B Preferred Stock (without giving effect to the discount), or the purchase by Ares of additional shares of Series B Preferred Stock and redemption by the Company of the issued and outstanding Series A Preferred Stock at a 10% discount to its liquidation preference using the proceeds thereof, each with an additional 1,250,000 Warrants issued to Ares (together with the sale of the additional 110,000 shares of Series B Preferred Stock, the “Tranche Two

Transaction”); and

•
subject to the conditions described below, the entry into a merger agreement (with 60% of the consideration provided by Ares and 40% from a third party not yet identified) pursuant to which all holders of common stock (excluding Oaktree and certain insiders) would receive cash in the amount of $5.12 per share (as further described below) and Oaktree and certain insiders would receive shares in the surviving entity (the “Merger”).

The Term Sheet provides that the Tranche Two Transaction, if consummated, would include a right to participate by the Company’s common stockholders (subject, to a maximum participation of 15% of the 110,000 shares of Series B Preferred Stock being issued, and if the Merger is consummated an individual investment minimum of $50,000, an aggregate minimum of $3.0 million, a limit on the number of holders and other terms to be agreed between the Company, with approval of the Special Committee, and Ares).

The Tranche One Transaction and the Term Sheet were reviewed and approved by a special committee of the Company’s Board of Directors consisting solely of directors who are not affiliated with the parties in the proposed transactions and recommended by the special committee for approval by the Company's Board of Directors. The Company’s Board of Directors approved the Tranche One Transaction and the Term Sheet following receipt of the recommendation of the special committee.

The Tranche Two Transaction and the Merger are proposals that remain subject to, among other things, (i) a due diligence review by Ares of the Company satisfactory to Ares in its sole subjective discretion, (ii) receipt of final internal approvals by Ares, (iii) negotiation of definitive documentation, (iv) required shareholder and regulatory approvals, including the approval of the NASDAQ, (v) approval of the special committee of the Company’s Board of Directors and (vi) participation by a not yet identified third party purchaser for 40% of the Tranche One Transaction, Tranche Two Transaction and the Merger. The Term Sheet is non-binding, and there can be no assurance that the Company will enter into a binding agreement or consummate the Tranche Two Transaction or the Merger. Because of the non-binding nature of the Term Sheet, Ares has no obligation to complete the Tranche Two Transaction or the Merger.

For a more detailed description of the Tranche One Transaction and the proposed Tranche Two Transaction and Merger, and certain risks related to these transactions, please refer to our quarterly report on Form 10-Q for the second quarter of 2019, which will be filed with the Securities Exchange Commission today, as well as the Equity Commitment Agreement as exhibit thereto.

Guggenheim Securities, LLC acted as exclusive financial advisor to the Company in connection with the Tranche One Transaction and the Term Sheet and Perella Weinberg Partners LP acted as exclusive financial advisor to the special committee of the Company's Board of Directors.

Management Commentary

JP Roehm, Chief Executive Officer of the Company, commented, “Today’s announcement of an additional equity investment from Ares is the next step in our previously announced plans to further strengthen our balance sheet and obtain the financial flexibility we need to execute our business plan for 2019 and support the growth of our larger, more diversified platform. We are delighted that Ares has agreed to take a bigger role as an investor and appreciate their continued support.”

Second Quarter Results

Revenue for the second quarter 2019 totaled $328.0 million, up $153.9 million, or 88%, from the second quarter of 2018. The increase was primarily due to the inclusion of $134.8 million from our acquired businesses, as well as $10.2 million year-over-year growth in our renewable operations. On a comparable basis, taking into account the 2018 acquisitions of Consolidated Construction Solutions (“CCS”) and William Charles Construction Group (“William Charles”), revenue for the second quarter was down slightly from pro forma revenue of $332.1 million in the second quarter of 2018. During the current year quarter, revenue from our Renewables and our Specialty Civil segments represented 54.6% and 45.4% of total revenue, respectively.

Cost of revenue totaled $296.5 million, an increase of $139.3 million, compared to the same period in 2018. The increase was primarily due $121.1 million of costs related to the 2018 acquisitions and, to a lesser extent, increased cost related to increased business.

Gross profit totaled $31.4 million for the quarter, compared to gross profit of $16.8 million in the second quarter of 2018. As a percentage of revenue, gross profit remained relatively consistent period over period and totaled 9.6% in the quarter, as compared to 9.7% in the prior-year period. The Company's gross profit margin was still negatively impacted due to the continuing effort to complete the six projects affected by force majeure weather in the fourth quarter of 2018. These six projects caused a 0.4% reduction to gross margin in the second quarter of 2019. Excluding the impact of the 2018 weather-impacted projects, gross margin in the second quarter was 10.0%.

Selling, general and administrative expenses were $25.9 million for the second quarter, an increase of 181% year-over-year. SG&A expenses as a percentage of revenues were 7.9% in the second quarter, compared to 5.3% in the same period in 2018. Both the dollar and percentage increase in SG&A expenses were primarily driven by our larger operating platform due in part to the 2018 acquisitions.

The effective tax rates for the period ended June 30, 2019 and 2018 were 49.6% and 19.3%, respectively. The higher effective tax rate in the second quarter of 2019 is primarily attributable to changes from the interest accrued for the Series B Preferred Stock, which is not deductible for federal and state income taxes.

Net income for the quarter was $6.2 million, or ($0.61) per diluted share compared to net income of $4.9 million, or $0.19 per share in the second quarter of 2018. Net income for the quarter includes an $18.8 million gain that is a mark-to market adjustment and is required to be excluded from the numerator of earnings per share, which results in a net loss for the earnings per share calculation.

Adjusted EBITDA was $20.6 million for the quarter, as compared to pro forma adjusted EBITDA of $29.7 million in the second quarter of 2018. The decrease in Adjusted EBITDA was primarily due to a higher percentage of projects in the earlier phases of completion than in the prior year. Profit margins tend to increase as the projects near completion. For a reconciliation of net income to Adjusted EBITDA, please see the tables following the results of operations.

Cash used in operations during the second quarter totaled $23.3 million, compared to cash provided by operations of $13.3 million in the second quarter of 2018. The reduction in cash from operations was primarily driven by the impact of the timing of receipts from customers and payments to vendors.

Balance Sheet

As of June 30, 2019, the Company had $20.3 million of total cash and cash equivalents and $353.4 million of debt (excluding $77.8 million of capital leases). At the end of the second quarter, the Company had $34.4 million of availability under its credit facility.

Backlog

Backlog as of June 30, 2019 totaled $2.6 billion, up from $2.2 billion at the end of the first quarter of 2019.

We define “backlog” as the amount of revenue we expect to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

The Company remains confident that with its existing backlog, growing pipeline of opportunities and continued strength across all of its end markets, it can confirm the guidance that was provided on the year-end and first quarter earnings conference call.

For the full year 2019, we anticipate revenues in the range of $1.0 billion to $1.2 billion and Adjusted EBITDA to be in the range of $90 million to $110 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

In light of the Equity Commitment Agreement and Term Sheet announced today in this press release, the Company will not be conducting the previously scheduled conference call to discuss its second quarter results. For further details regarding the Company’s financial results and more description of these proposed transactions, please refer to its quarterly report on Form 10-Q for the second quarter of 2019, which will be filed with the Securities Exchange Commission today, as well as the Equity Commitment Letter and the Term Sheet filed as exhibits thereto.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Additional Information

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any proposed transaction, and shall not constitute an offer to sell or a solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this press release, regarding expectations for future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to consummate the Tranche One Transaction;

•	our ability to enter into definitive agreements for the Tranche Two Transaction and/or the Merger and to consummate the Tranche Two Transaction and/or Merger;

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Andrew Layman	Financial Profiles, Inc.
Chief Financial Officer	Larry Clark, Senior Vice President
Andrew.Layman@iea.net	lclark@finprofiles.com
765-828-2580	310-622-8223

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statement of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$327,961	$174,073	$518,771	$224,208
Cost of revenue	296,539	157,274	480,576	210,494
Gross profit	31,422	16,799	38,195	13,714

Selling, general and administrative expenses	25,878	9,198	53,632	26,158
Income (loss) from operations	5,544	7,601	(15,437)	(12,444)

Other income (expense), net:
Interest expense, net	(11,496)	(1,530)	(21,863)	(2,381)
Other income (expense)	18,272	22	18,102	11
Income (loss) before benefit for income taxes	12,320	6,093	(19,198)	(14,814)

Benefit (provision) for income taxes	(6,112)	(1,178)	2,517	2,337

Net income (loss)	$6,208	$4,915	$(16,681)	$(12,477)

Net income (loss) per common share - basic	(0.61)	0.20	(1.66)	(0.60)
Net income (loss) per common share - diluted	(0.61)	0.19	(1.66)	(0.60)
Weighted average shares - basic	22,252,489	21,577,650	22,220,799	21,577,650
Weighted average shares - diluted	22,252,489	25,392,159	22,220,799	21,577,650

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	20,311	71,311
Accounts receivable, net	228,347	225,366
Costs and estimated earnings in excess of billings on uncompleted contracts	75,591	47,121
Prepaid expenses and other current assets	20,415	12,864
Total current assets	344,664	356,662

Property, plant and equipment, net	158,182	176,178
Goodwill	37,373	40,257
Intangibles	43,980	50,874
Company-owned life insurance	4,150	3,854
Other assets	164	188
Deferred income taxes	15,291	11,215
Total assets	$603,804	$639,228

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	108,221	158,075
Accrued liabilities	112,782	94,059
Billings in excess of costs and estimated earnings on uncompleted contracts	80,325	62,234
Current portion of capital lease obligations	23,661	17,615
Current portion of long-term debt	31,422	32,580
Total current liabilities	356,411	364,563

Capital lease obligations, net of current maturities	54,089	45,912
Long-term debt, less current portion	245,697	295,727
Debt - Series B Preferred Stock	32,397	—
Series B Preferred Stock - warrant obligations	4,200	—
Deferred compensation	7,005	6,157
Contingent consideration	4,247	23,082
Total liabilities	$704,046	$735,441

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 34,965 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	34,965	34,965

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 22,266,211 and 22,155,271 shares issued and 22,252,489 and 22,155,271 outstanding at June 30, 2019 and December 31, 2018, respectively	2	2
Treasury stock, 13,722 shares at cost	(76)	—
Additional paid in capital	14,725	4,751
Retained earnings (deficit)	(149,858)	(135,931)
Total stockholders' equity (deficit)	(135,207)	(131,178)
Total liabilities and stockholders' equity (deficit)	$603,804	$639,228

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(16,681)	$(12,477)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,801	3,977
Contingent consideration fair value adjustment	(18,835)	—
Amortization of debt discounts and issuance costs	2,732	179
Share-based compensation expense	1,760	—
(Gain) loss on sale of equipment	762	(16)
Deferred compensation	849	234
Provision for losses on uncompleted contracts	—	230
Paid-in-kind interest	1,025	—
Deferred income taxes	(2,517)	(1,428)
Other	60	—
Change in operating assets and liabilities:
Accounts receivable	(3,041)	(5,265)
Costs and estimated earnings in excess of billings on uncompleted contracts	(28,471)	(26,099)
Prepaid expenses and other assets	(7,353)	(1,453)
Accounts payable and accrued liabilities	(33,012)	55,795
Billings in excess of costs and estimated earnings on uncompleted contracts	18,090	14,484
Net cash provided by (used in) operating activities	(60,831)	28,161

Cash flow from investing activities:
Company-owned life insurance	(296)	(64)
Purchases of property, plant and equipment	(4,158)	(1,548)
Proceeds from sale of property, plant and equipment	6,555	17
Net cash provided by (used in) investing activities	2,101	(1,595)

Cash flows from financing activities:
Proceeds from long-term debt	9,400	92,772
Payments on long-term debt	(59,334)	(30,840)
Payments on line of credit - short term	—	(38,447)
Debt financing fees	(9,473)	(2,144)
Payments on capital lease obligations	(10,119)	(2,627)
Sale-leaseback transaction	24,343	—
Preferred dividends	—	(548)
Proceeds from issuance of stock - Series B Preferred Stock	50,000	—
Proceeds from stock-based awards, net	159	—
Merger recapitalization transaction	2,754	(25,816)
Net cash provided by (used in) financing activities	7,730	(7,650)

Net change in cash and cash equivalents	(51,000)	18,916

Cash and cash equivalents, beginning of the period	71,311	4,877

Cash and cash equivalents, end of the period	$20,311	$23,793

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss)	$6,208	$4,915	$(16,681)	$(12,477)
Interest expense, net	11,496	1,530	21,863	2,381
Provision (benefit) for income taxes	6,112	1,178	(2,517)	(2,337)
Depreciation and amortization	11,784	2,005	23,801	3,977
EBITDA	35,600	9,628	26,466	(8,456)
Diversification SG&A (1)	—	798	—	1,985
Credit support fees (2)	—	—	—	231
Consulting fees & expenses (3)	—	202	—	361
Non-cash stock compensation expense (4)	722	—	1,761	—
Transaction costs (5)	—	752	—	8,372
Merger and acquisition costs (6)	—	688	—	688
Acquisition integration costs (7)	3,084	—	6,598	—
Settlement of customer project dispute (8)	—	3,413	—	8,500
Contingent consideration fair value adjustment (9)	(18,835)	—	(18,835)	—
Adjusted EBITDA	$20,571	$15,481	$15,990	$11,681
Pro forma adjustment for 2018 acquisitions	—	14,193	—	17,217
Adjusted Pro forma EBITDA	$20,571	$29,674	$15,990	$28,898

(1)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties. These costs currently did not have corresponding revenue in fiscal year 2018.

(2)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination.

(3)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(4)	Non-cash stock compensation expenses.

(5)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(6)	Merger and acquisition costs include legal, consulting, travel, personnel and other costs associated with acquisition activity.

(7)	Acquisition integration costs include legal, consulting, personnel and other costs associated with integration activity.

(8)
Settlement of customer project dispute-related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three months ended June 30, 2019 and 2018, regarding the costs to finish the project were $0.0 and $3.4 million, respectively and $0.0 and $8.5 million for the six months ended June 30, 2019 and 2018, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

(9)
Reflects a $18.8 million adjustment to the fair value of its contingent consideration incurred in connection with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange. The adjustment was based on the significant decrease in stock price of $8.61 at December 31, 2018 compared to $2.04 at June 30, 2019.

The following table outlines the reconciliation from estimated net income (loss) to estimated Adjusted EBITDA for December 31, 2019:

	For the year ended
(in thousands)	December 31, 2019
	Low	High
Net income (loss)	$3,400	$8,400
Interest expense, net	48,300	54,100
Depreciation and amortization	49,000	55,100
Provision (benefit) for income taxes	(2,000)	(1,000)
EBITDA	98,700	116,600
Non-cash stock compensation expense (1)	4,000	4,400
Acquisition integration costs (2)	6,100	7,800
Contingent consideration fair value adjustment (3)	(18,800)	(18,800)
Adjusted EBITDA	$90,000	$110,000

(1)	Non-cash stock compensation expenses.

(2)	Acquisition Integration costs include legal, consulting, personnel and other costs associated with integration activity.

(3)
Reflects an adjustment to the fair value of its contingent consideration incurred in connection with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange. The adjustment was based on the significant decrease in the Company's stock price of $8.61 at December 31, 2018 compared to $2.04 at June 30, 2019. The $18.8 million gain is a mark-to market adjustment that is required to be excluded from the numerator of earnings per share which results in a net loss for the earnings per share calculation.

The following tables outline the impact to complete the 2018 weather related projects for the three and six months ended June 30, 2019:

	Three months ended
(in thousands)	June 30, 2019
	As reported	2018 Weather Impacted Projects	ex. 2018 Weather Impacted Projects
Revenue	$327,961	$11,000	$316,961
Cost of Revenue	296,539	11,300	285,239
Gross Profit	31,422	(300)	31,722

% Gross Margin	9.6%	(2.7)%	10.0%

	Six months ended
(in thousands)	June 30, 2019
	As reported	2018 Weather Impacted Projects	ex. 2018 Weather Impacted Projects
Revenue	$518,771	$54,863	$463,908
Cost of Revenue	480,576	54,790	425,786
Gross Profit	38,195	73	38,122

% Gross Margin	7.4%	0.1%	8.2%